Exhibit 99.2
Cognizant

About Non-GAAP Financial Measures and Performance Metrics

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this presentation includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Operating Margin, free cash flow, constant currency revenue growth, organic constant currency revenue growth and Adjusted Operating Income per employee. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Our non-GAAP financial measures Adjusted Operating Margin and Adjusted Income from Operations excludes unusual items, such as NextGen charges. Free cash flow is defined as cash flows from operating activities net of purchases of property and equipment. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues. Organic revenue is defined as revenues for a given period, excluding revenues from acquisitions that were completed in the 12 months preceding the beginning of the reporting period, and organic revenue growth is organic revenue measured against the comparative period's reported revenues. Adjusted Operating Income per employee is defined as Adjusted Income from Operations for a given period divided by the average employee headcount of stated period.

Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Accordingly, we believe that the presentation of our non-GAAP measures, which exclude certain costs, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Performance Metrics
Bookings are defined as total contract value (or TCV) of new contracts, including new contract sales as well as renewals and expansions of existing contracts. Bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large contracts. Our book-to-bill ratio is defined as bookings for the trailing twelve months divided by revenue for the same period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenues may be impacted by, among other factors, the types of services and solutions sold, contract duration, the pace of client spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and contract modifications, including terminations, over the lifetime of a contract. The majority of our contracts are terminable by the client on short notice often without penalty, and some without notice. We do not update our bookings for subsequent terminations, reductions or foreign currency exchange rate fluctuations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenues. However, management believes that it is a key indicator of potential future revenues and provides a useful indicator of the volume of our business over time.

Reconciliations of Non-GAAP Financial Measures

(dollars in millions)
	Three Months Ended:					Full Year:
	Mar 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Guidance FY 2025(1)
GAAP income from operations						$2,689	$2,892
NextGen charges(a)						229	134
Adjusted Income From Operations						$2,918	$3,026

GAAP operating margin	14.6%	14.6%	14.6%	14.6%	14.8%	13.9%	14.7%
NextGen charges(a)	—	0.5	0.6	0.7	0.9	1.2	0.6	—%
Adjusted Operating Margin	14.6%	15.1%	15.2%	15.3%	15.7%	15.1%	15.3%	15.5%-15.7%
(1) A full reconciliation of Adjusted Operating Margin guidance to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, and such adjustments may be significant. Guidance range provided on February 5, 2025.
Notes:
(a)NextGen charges include employee separation costs, facility exit costs and third party and other costs. The program concluded on December 31, 2024. The total costs related to the NextGen program are reported in "Restructuring charges" in our unaudited consolidated statements of operations

Reconciliation of Adjusted Operating Income per employee

	FY 2023		FY 2024
Adjusted income from operations	$2,918	M	$3,026	M
Average employee headcount*	351,500		342,250
Adjusted Operating Income per employee	$8,302		$8,841
* We had approximately 355,300, 347,700 and 336,800 employees at the end of 2022, 2023 and 2024, respectively.

Reconciliation of Organic Constant Currency Revenue Growth

	Three Months Ended:
	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024
Reported Revenue Growth	(1.7)%	(1.1)%	(0.7)%	3.0%	6.8%

Constant Currency Revenue Growth	(2.4)%	(1.2)%	(0.5)%	2.7%	6.7%
Approximate contribution of recently completed acquisitions(a)	0.9%	0.7%	0.6%	2%	4.5%
Approximate Organic Constant Currency Revenue Growth*	(3)%	(2)%	(1)%	0.5%	2%
* Amounts do not foot due to rounding
Notes:
(a)Recently completed acquisitions are acquisitions that were completed in the 12 months preceding the beginning of the reporting period.